EXECUTION VERSION
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”), dated as of March 6, 2023 (the “Effective Date”), by and among Greenlight Capital Re, Ltd. and Greenlight Reinsurance, Ltd. (collectively, the “Company”) and Neil Greenspan (the “Consultant”).
WHEREAS, the Company will engage the Consultant as an independent contractor to perform certain services as reflected on Exhibit A, which Exhibit is incorporated herein by this reference (the “Services”);
WHEREAS, Consultant desires to render such Services to the Company; and
WHEREAS, the Company desires to so engage Consultant on the terms and conditions hereinafter set forth and Consultant desires to be so engaged by the Company.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.Consulting Services; Consulting Period
(a)Retention; Consulting Services
Subject to the terms and conditions hereof, the Company hereby retains Consultant, and Consultant hereby agrees to so act, as a consultant and independent contractor to the Company in accordance with and subject to the terms hereof.
(b)Consulting Period and Service Commitment
Consultant shall be obligated to render Services to the Company during the period commencing on April 1, 2023 and continuing until July 31, 2023, unless terminated earlier pursuant to Section 3 hereof (the “Consulting Period”). During the Consulting Period, Consultant shall provide up to but not more than 20 hours per week to discharge the Services as may be requested by the Chief Financial Officer of the Company.
(c)Independent Contractor
(i)Consultant’s relation to the Company shall be that of a consultant and an independent contractor. As a consultant and an independent contractor, Consultant shall be free to use and dispose of such portion of Consultant’s time, energy and skill as Consultant is not obligated to devote hereunder to the Company, in such manner as Consultant sees fit and to such persons, firms or corporations as Consultant deems advisable so long as same does not conflict with the provisions of this Agreement or any other agreements between Consultant and any of the Company Entities.
(ii)The Company and Consultant agree that Consultant is an independent contractor and that Consultant is not entitled to and shall not claim any of the rights, privileges, or benefits of an employee of any of the Company. Consultant shall not be an employee of the Company, and Consultant shall have no authority to hold himself out to others as an employee of the Company. Furthermore, Consultant shall not be an agent of the Company and may not bind the Company in any manner or hold himself out as an agent of the Company or as someone authorized to negotiate on behalf of the Company.

EXECUTION VERSION
(iii)Nothing in this Agreement is intended or shall be deemed to create any partnership, agency, or joint venture relationship between or among the parties. Consultant understands that, except as otherwise expressly provided for herein, Consultant will not receive any of the rights, privileges, or benefits that the Company extends to its employees, including, but not limited to, any wages, compensation, commissions, bonuses, profit sharing benefits, phantom equity, performance compensation, pension benefits, 401(k) benefits, welfare benefits, vacation, sick pay, termination or severance benefits, or other perquisites, by virtue of this Agreement or by virtue of Consultant’s provision of Services to the Company.
(iv)Consultant shall bear sole responsibility for payment on behalf of Consultant of any federal, state, and local income tax withholding, social security taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses arising out of Consultant’s activity under this Agreement.
Section 2.Compensation and Reimbursement of Expenses
In consideration of the services to be performed by the Consultant pursuant to the terms of this Agreement, the Company shall compensate Consultant for his services as set forth below.
(a)Consulting Services Compensation
As compensation for Consultant’s services as a consultant to the Company rendered in accordance with the provisions hereof, commencing on April 1, 2023 and continuing so long as the Consulting Period is in effect, the Company shall pay Consultant, as a consultant and not as an employee, a monthly Consulting Fee as follows:
(i)A cash-based fee in the amount of US $25,000 per month for consulting services through Consulting Period, payable in arrears on or before the 15th day of each such month. The cash portion of the Consulting Fee shall be prorated for partial months.
(b)Termination; Expiration
Upon termination of the Consulting Period, the Consultant shall be entitled to any Consulting Fees earned prior to and through the termination date, and the Company shall endeavor to pay to the Consultant all earned but unpaid Consulting Fees, and properly incurred but yet unreimbursed expenses, as promptly as practicable but in any event within thirty (30) days of the termination date.
(c)Expenses
During the Consulting Period, the Company shall reimburse Consultant for ordinary and reasonable out-of-pocket and documented business expenses incurred by the Consultant in the performance of duties for the Company in accordance with the Company’s usual policies in effect from time to time and upon the receipt by the Company of satisfactory written substantiation of such expenses; provided, however, that any expense exceeding US $300 shall require pre-approval by the Company.
(d)No Participation in Company Benefit Plans

EXECUTION VERSION
Consultant acknowledges and agrees that, during the Consulting Period, Consultant shall not be eligible to participate in (i) the Company’s group health insurance, life insurance and disability plans, (ii) the Company’s 401(k) defined contribution plan, (iii) the Company’s bonus or equity plans or (iv) any other plans made available by the Company to its employees.
Section 3.Termination
(a)Termination Upon Death
The death of the Consultant shall immediately terminate this Agreement.
(b)Termination for Cause
The Company, as determined by the Chief Financial Officer, may terminate the Consulting Period and Consultant’s engagement hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:
(i)the failure of Consultant to perform Consultant’s duties or comply with reasonable lawful directions of the Chief Financial Officer, which continues for a period of more than 10 days immediately after the Company has given written notice to Consultant specifying in reasonable detail the manner in which Consultant has failed to perform such duties or comply with such directions;
(ii)any misapplication by Consultant of the Company’s funds, any other material act of dishonesty that is materially injurious to the Company committed by Consultant or any material violation of the Company’s written policies and procedures by Consultant that is materially injurious to the Company; or
(iii)Consultant’s breach, non-performance or non-observance of any of the material terms of this Agreement; provided, that, if such breach, non-performance or nonobservance is capable of cure, it shall continue without cure beyond a period of 10 days immediately after notice thereof by the Company to Consultant.
In the event of termination of this Agreement under this Section 3(a), the termination date shall be the date of the occurrence of the first act meeting the definition of termination for Cause.
(c)Termination for other than Cause or due Death
Notwithstanding Section 3(b) above, the Agreement can be terminated for reasons other than Cause or due to death by either the Consultant or the Company, as determined by the Chief Financial Officer, with forty-five (45) days’ written notice of such termination.
In the event of termination of this Agreement under this Section 3(b), the termination date shall be forty-five (45) days following the provision of written notice of such termination.
(d)Restrictive Covenants Survive Termination
Consultant’s obligations under Section 5 of this Agreement shall survive termination of the Consulting Period and Consultant’s engagement hereunder.
Section 4.Representations of Consultant
Consultant represents that Consultant is not under any contractual or other restriction which is inconsistent with the execution of this Agreement, the performance by Consultant of his

EXECUTION VERSION
duties or responsibilities under this Agreement or the rights of the Company hereunder. Consultant further represents that upon the execution and delivery of this Agreement by the Company and Consultant, this Agreement will be a valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms.
Section 5.Restrictive Covenants
(a)Continuing Obligations
Consultant acknowledges and agrees that during the Consulting Period and thereafter Consultant continues to be bound by Sections 10 (Restrictive Covenants), 11 (Intellectual Property), 13 (Enforcement) and 14 (Dispute Resolution) of the Employment Agreement dated December 3, 2018, as subsequently amended September 2, 2019 (the “Prior Contract”) and Sections 9 (Confidentiality) and 10 (Post-employment Obligations), of the Deed of Settlement and Release dated March 6, 2023 by and between the Consultant and the Company (the “Deed”) (collectively, the “Continuing Obligations”), which shall continue in full force and effect, and Consultant acknowledges and agrees that, for purposes of the Continuing Obligations, references in the Prior Contract and the Deed to “during the Employment Period”, “during Employment”, “during the term of this Agreement”, or any analogous term shall be deemed to include during the term of this Consulting Agreement; provided, that, for the avoidance of doubt, any period of restricted activity under Section 10 (Restrictive Covenants) shall not be extended by the term of this Agreement.
(b)Enforcement.
If Consultant commits a breach, or threatens to commit a breach, of any of the provisions of this Section 5, the Company shall have the right and remedy to have the provisions specifically enforced by any court or arbitrator having jurisdiction in accordance with the terms of this Agreement, it being acknowledged and agreed by Consultant that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Consultant consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. In addition, the Company shall have the right to cease making any payments or provide any benefits to Consultant under this Agreement in the event the Consultant breaches any of the provisions hereof (and such action shall not be considered a breach under the Agreement).
Section 6.Resolution of Differences Over Breaches of Agreement
The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 5 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in Grand Cayman, Cayman Islands in accordance with the rules and procedures of the Arbitration Act (2012 Revision). The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

EXECUTION VERSION
Section 7.Indemnification
The Company agrees that if Consultant is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Consultant is or was a an officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise (each such event, an “Action”), Consultant shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law and authorized by the Company’s by-laws and/or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Consultant in connection therewith, except for willful misconduct or any acts (or omissions) of gross negligence by Consultant.
Consultant agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities, and/or expenses (including court costs and reasonable attorneys’ fees) resulting from, arising out of, or relating to any of (i) the Services performed by Consultant hereunder, (ii) any breach of the warranties made by Consultant hereunder, and (iii) any breach by Consultant of this Agreement. Consultant further agrees to indemnify and hold harmless the Company against all damages to persons or property that occur as a result of the performance of the Services hereunder by Consultant.
Section 8.Waiver
The failure by either party hereto to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver of such term, covenant or condition at any one or more times be deemed a waiver of such term, covenant or condition.
Section 9.Assignment
Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Consultant shall not have the right to assign this Agreement or to delegate any of the Consultant’s duties hereunder.
Section 10.Notices
For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either (i) personally or (ii) by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, or (iii) delivered via email, with return receipt requested, in the case of Consultant, to the last address on file with the Company and if to the Company, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
Section 11.Entire Agreement; Modification
This Agreement, the Deed and the Continuing Obligations shall constitute the full and complete understanding and agreement of the parties with respect to the matters set forth herein. This Agreement supersedes all prior and contemporaneous oral or written negotiations, undertakings, discussions, understandings and agreements between such parties with respect thereto. This Agreement may be modified or amended only by an agreement in writing signed by the parties.

EXECUTION VERSION
Section 12.Remedies
The Company and Consultant agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. In the event that an arbitrator or court of competent jurisdiction, in accordance with the terms of this Agreement, should determine that the time or territorial restrictions are unreasonable in their scope, then, and in that event, the arbitrator or court shall insert reasonable limitations and enforce the restriction in accordance therewith. Consultant acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by Consultant for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Consultant of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in aid of arbitration, to prevent or otherwise restrain a breach of Section 5, without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. Consultant shall not defend on the basis that there is an adequate remedy at law.
Section 13.General Provisions
(a)Severability
It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by an arbitrator or court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
(b)Counterparts and Facsimile Execution
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, electronic mail or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereunder delivered by facsimile or electronic transmission, such as e-mail, shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.
(c)Construction
Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement

EXECUTION VERSION
shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
(d)GOVERNING LAW
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE CAYMAN ISLANDS, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
(e)Mutual Contribution.
    The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the grounds that such party drafted the provision or caused it to be drafted.
(f)Descriptive Headings
The headings of the sections of this Agreement are inserted as a matter of convenience and for reference only and in no way define, limit, or describe the scope of this Agreement or the meaning of any provision of this Agreement.
(g)Nouns and Pronouns
Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.
[Signature Page Follows]

EXECUTION VERSION
IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

GREENLIGHT CAPITAL RE, LTD.
By:	/s/ Faramarz Romer
Name: Faramarz Romer
Title: Chief Accounting Officer & Treasurer

GREENLIGHT REINSURANCE, LTD.

By:	/s/ Faramarz Romer
Name: Faramarz Romer
Title: Chief Accounting Officer & Treasurer

NEIL GREENSPAN

By:	/s/ Neil Greenspan

EXHIBIT A
DESCRIPTION OF SERVICES
The scope of Services is as below, but may be updated or amended in any material respect as agreed to by the parties in writing.
Consulting Role
Services related solely and exclusively to financial and accounting matters, including services relating to and in furtherance of and/or in connection with Consultant’s prior role as Chief Financial Officer as may be reasonably required by the person(s) identified in Section 1(b) of the Consulting Agreement. For the avoidance of doubt, Consultant shall not provide any insurance or reinsurance underwriting, actuarial or claims audit services and the Services shall not be performed in Cayman unless requested by the Chief Financial Officer and agreed to by Consultant.